Exhibit 4.1
SECOND AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

May 8, 2019

Phillips Edison & Company, Inc., a Maryland corporation (the "Company"), has adopted a Second Amended and Restated Dividend Reinvestment Plan (the "DRP"), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company's charter unless otherwise defined herein.

1.	Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is 60,000,000.

2.	Participants. "Participants" are holders of the Company's shares of Common Stock who elect to participate in the DRP.

3.
Distribution Reinvestment. The Company will apply that portion (as designated by a Participant) of the dividends and other distributions ("Distributions") declared and paid in respect of a Participant's shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. The Company will not pay selling commissions on shares of Common Stock purchased in the DRP.

4.
Procedures for Participation. Qualifying stockholders may elect to become a Participant by completing and executing a distribution options change form or any other Company-approved authorization form as may be available from the Company. To increase their participation, Participants must complete a new distribution options change form. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant's enrollment or authorization. Shares will be purchased under the DRP promptly after the date that the Company makes a Distribution. Distributions will be paid monthly as authorized by the Company's board of directors and declared by the Company.

5.
Purchase of Shares. Until the Company establishes an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company's primary initial public offering or a follow-on public offering, Participants will acquire Common Stock at a price of $9.50 per share. Once the Company establishes an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company's primary initial public offering or a follow-on public offering, Participants will acquire Common Stock at a price equal to the estimated value of the Company's Common Stock, as estimated by the Company's advisor or other firm chosen by the board of directors for that purpose. The Company expects to establish an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company's primary offering or a follow-on public offering after the completion of the Company's offering stage. The Company's offering stage will be complete when the Company is no longer offering equity securities - whether through its primary initial public offering or follow-on public offerings - and has not done so for 18 months. For the purpose of determining when the Company's offering stage is complete, public equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in Phillips Edison Grocery Center Operating Partnership I, L.P., the Company's operating partnership. Participants in the DRP may purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed limits set forth in the Company's charter, as amended.

6.
Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.

7.	Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise

8.	Reinvestment in Subsequent Programs.

(a)
After the termination of the issuance of Common Stock pursuant to the DRP, the Company may determine, in its sole discretion, to provide to each Participant notice of the opportunity to have some or all of such Participant's Distributions (at the discretion of the Company and, if applicable, the Participant) invested through the DRP in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or any of its affiliates (a "Subsequent Program"). If the Company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the DRP only if the following conditions are satisfied:

(i)
prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii)	a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended (the "Securities Act");

(iii)	the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv)	the Participant executes the subscription agreement included with the prospectus for the Subsequent Program;

(v)	the Participant qualifies under the applicable investor suitability standards as contained in the prospectus for the Subsequent Program; and

(vi)	the Subsequent Program has accepted an aggregate amount of subscriptions in excess of its minimum offering amount.

(b)
The Company may determine, in its sole discretion, to allow a participant in a Subsequent Program or any previous publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or any of its affiliates (each, an "Affiliated Program") to become a "Participant." If the Company makes such an election, such Participants may invest distributions received from the Affiliated Program in shares of Common Stock through this DRP, if the following conditions are satisfied:

(i)
prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Affiliated Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii)	a registration statement covering the interests in the Affiliated Program has been declared effective under the Securities Act;

(iii)	the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv)	the Participant executes the subscription agreement included with the prospectus for the Affiliated Program; and

(v)	the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Affiliated Program.

9.	Voting of DRP Shares. In connection with any matter requiring the vote of the Company's stockholders, each Participant will be entitled to vote all shares acquired by the Participant through the DRP.

10.
Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant's investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof.

11.
Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least ten business days prior to the last day of the month to which the Distribution relates. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.

12.
Amendment or Termination of DRP by the Company. The Company may amend or terminate the DRP for any reason upon ten days' written notice to the Participants. The Company may provide notice by including such information (a) in a current report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission, or (b) in a separate mailing to the participants.

13.	Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

Governing Law. The DRP shall be governed by the laws of the State of Maryland.